Exhibit 99.1

FDCTech, Inc. Accelerates European Expansion with Strategic Acquisitions and New Regulatory Milestones

The Company Reports Robust Growth, Increased Liquidity, and Strong Market Penetration Across Key European Markets

Irvine, CA: January 08, 2025, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fintech-driven company specializing in acquiring and integrating small—to mid-size legacy financial services firms, announced its operational results for the period ending September 30, 2024. The company showcased the expansion of its brokerage businesses in the European markets through its wholly owned subsidiary, Alchemy Markets Ltd. (AML) in Malta.

Key Highlights as of September 30, 2024:

●	AML acquired approximately 2,631 clients from Next Markets, transferring €5.6 million in client equity. The newly acquired clients are primarily German retail investors trading Contracts for Difference (CFDs) and equities through the Gettex exchange. This acquisition marks Company’s official entry into the German retail market.

●	AML acquired 35 clients from a Cypriot-based brokerage, transferring approximately €800,000 in client equity. Most of these clients are French-speaking, establishing the Company’s foothold in the French market.

●	AML has also secured authorization in terms of article 6 of the Investment Services Act, Chapter 370 of the Laws of Malta to offer equities and money market securities, enabling the Company to provide stocks and interest-yielding products. This authorization positions the Company to grow its asset base on deposits and expand its product portfolio.

The Company is excited about these acquisitions and the new licensing, which align with its strategy to scale operations and diversify revenue streams across key European markets. The entry into the German and French retail trading sectors expands the Company’s client base and strengthens our ability to deliver innovative trading solutions across the region. These strategic moves underscore the Company’s commitment to broadening its global reach and enhancing shareholder value through organic growth and targeted acquisitions.

Please visit our SEC filings or the Company’s website for more information on the full results and management’s plan.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a regulatory-grade financial technology infrastructure developer designed to serve the future financial markets. Our clients include regulated and OTC brokerages and prop and algo trading firms of all sizes in forex, stocks, CFDs, commodities, indices, ETFs, precious metals, and other asset classes. Our growth strategy involves acquiring and integrating small to mid-size legacy financial services companies, leveraging our proprietary trading technology and liquidity solutions to deliver exceptional value to our clients.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

Contact Media Relations

FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Center Drive, Suite 300,

Irvine, CA, 92618